EXHIBIT 99.1

ROYAL ENERGY ANNOUNCES RECEIPT OF NASDAQ STAFF DETERMINATION LETTER; INTENDS TO REQUEST HEARING

San Diego, October 9, 2015 - Royale Energy, Inc. (NASDAQ: ROYL) today announced that, on October 6, 2015, the Company received a letter from the NASDAQ Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that the Staff has determined that the Company is non-compliant with the stockholders’ equity, majority independent director and audit committee requirements for continued listing, as set forth in NASDAQ Listing Rules 5550(b), 5605(b)(1) and 5605(c)(2).   As a result of the foregoing, the Company’s securities would be subject to delisting unless the Company requests a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) by October 13, 2015.  The Company intends to timely request a hearing before the Panel at which it will present its plan to regain and thereafter sustain compliance with all applicable listing requirements.  The Company’s securities will continue to be listed on The NASDAQ Capital Market pending the completion of the hearing process and the expiration of any extension granted by the Panel.  However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

Forward Looking Statements

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano
Director of Marketing & PR
619-383-6600
chanda@royl.com
http://www.royl.com